AMENDMENT TO THE BYLAWS OF
                  NATIONAL HEALTH AND SAFETY CORPORATION

     This amendment to Article III, Section 1, of the Bylaws of National Health and Safety Corporation is adopted pursuant to the Fourth Amended Joint Plan of Reorganization of the Corporation, as confirmed by the U.S. Bankruptcy Court, Eastern District of Pennsylvania, on November 27, 2000, Case No.99-18339-DWS.

     Amend Article III, Section 1, by striking the existing language and inserting in its place the following:

     Section 1.  NUMBER; APPOINTMENT FOLLOWING PLAN OF REORGANIZATION.

          (a) As of November 27, 2000, the "CONFIRMATION DATE" on which the Fourth Amended Joint Plan of Reorganization (the "PLAN") of the Corporation was confirmed by the U.S. Bankruptcy Court, Eastern District of Pennsylvania, on November 27, 2000, in Case No. 99-18339-DWS, the board of directors shall consist of the following members: James R. Kennard and Eugene M. Rothchild (the "INITIAL BOARD").

          (b) On the "EFFECTIVE DATE" of the Plan (defined therein), or as soon as possible thereafter, the shareholders shall adopt a resolution setting the number of directors at five or seven. Notwithstanding any provision in these Bylaws to the contrary, a majority of shareholders may set the number of directors pursuant to this subsection (b) by written action without a meeting, if such action is adopted by the holders of a majority of shares of the corporation's common and preferred stock outstanding on the Effective Date, pursuant to Utah Code Section 16-10a-704.

          (c) The Initial Board shall fill all vacancies in the board created by the increase in number of board members pursuant to subsection
(b). The board of directors shall thereafter fill any vacancies in the board in accordance with Bylaw Article III, Section 8.

          (d) As soon as practicable after the Effective Date, the corporation shall hold a shareholders' meeting to elect directors as required by the Plan and to conduct such other business as may lawfully be considered at the meeting.


Adopted on January 22, 2001             ______________________________
                                        President


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